Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

November 12, 2014

ConocoPhillips

600 North Dairy Ashford

Houston, Texas 77079

Ladies and Gentlemen:

We have acted as special counsel for ConocoPhillips, a Delaware corporation (“ConocoPhillips”), in connection with the issuance by ConocoPhillips Company, a Delaware corporation (“CPCo”), of $750,000,000 aggregate principal amount of its 2.875% Notes due 2021 (the “2021 Notes”), $1,000,000,000 aggregate principal amount of its 3.350% Notes due 2024 (the “2024 Notes”), $500,000,000 aggregate principal amount of its 4.150% Notes due 2034 (the “2034 Notes”) and $750,000,000 aggregate principal amount of its 4.300% Notes due 2044 (the “2044 Notes” and, together with the 2021 Notes, the 2024 Notes and the 2034 Notes, the “Notes”), in each case guaranteed by ConocoPhillips (the “Guarantees”), pursuant to (a) the Registration Statement of ConocoPhillips and CPCo on Form S-3, as amended (Registration Nos. 333-196348 and 333-196348-03) (the “Registration Statement”), which was filed by ConocoPhillips and CPCo with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated May 29, 2014, as supplemented by the prospectus supplement relating to the sale of the Notes dated November 6, 2014 (as so supplemented, the “Prospectus”), as filed by ConocoPhillips and CPCo with the Commission pursuant to Rule 424(b) under the Act. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of ConocoPhillips on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Notes and the related Guarantees are to be issued pursuant to the Indenture, dated as of December 7, 2012 (the “Indenture”), among CPCo, as issuer, ConocoPhillips, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the Notes of each series (including the form of Note) have been established pursuant to resolutions adopted by the Board of Directors of CPCo.

We have examined originals, or copies certified or otherwise identified, of (i) ConocoPhillips’ Restated Certificate of Incorporation and By-Laws and CPCo’s Restated Certificate of Incorporation and By-Laws, in each case as amended to date; (ii) the Underwriting Agreement (the “Underwriting Agreement”) incorporated by reference into the Terms Agreement, dated as of November 6, 2014 (the “Terms Agreement”), among ConocoPhillips, CPCo and the several Underwriters named in Schedule A to the Terms Agreement (the “Underwriters”), relating to the issuance and sale of the Notes; (iii) the Registration Statement and the Prospectus; (iv) the Indenture, together with an Officers’ Certificate establishing the terms of the Notes (the “Terms

ConocoPhillips

November 12, 2014

of Notes”) of each series, in each case as filed as exhibits to the Form 8-K; (v) certain resolutions of the Board of Directors of the Company and CPCo as furnished to us by them; and (vi) certificates of public officials and of representatives of ConocoPhillips and CPCo. We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates and representations of officers of each of ConocoPhillips and CPCo, of governmental and public officials and of other sources believed by us to be responsible with respect to the accuracy of the material factual matters contained therein or covered thereby. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Notes have been duly executed, issued and delivered by CPCo, the related Guarantees have been executed, endorsed and delivered by ConocoPhillips and the Notes and the related Guarantees have been authenticated and delivered by the Trustee in accordance with the terms of the Indenture and the Terms of Notes and duly purchased and paid for by the Underwriters in accordance with the terms of the Terms Agreement (including the provisions of the Underwriting Agreement incorporated by reference in the Terms Agreement), the Notes and the related Guarantees will constitute legal, valid and binding obligations of CPCo and ConocoPhillips, respectively, enforceable against CPCo and ConocoPhillips, respectively, in accordance with their terms, except as such enforcement is subject to (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited to the relevant contract law of the State of New York and the relevant federal law of the United States of America. We express no opinion with respect to the federal or state securities laws or blue sky laws of any jurisdiction, including the anti-fraud provisions of any such laws, or with respect to the law of any other jurisdiction. The opinion expressed herein is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

ConocoPhillips

November 12, 2014

We hereby consent to the filing of this opinion of counsel as an exhibit to the Form 8-K and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP